Exhibit 99.1

BookMerge Technologies, Inc. Acquires Majority Control of Extreme Biodiesel Located in Corona, California

LAS VEGAS--(BUSINESS WIRE)--October 11, 2010--BookMerge Technologies, Inc. (OTCBB: BRKM) announced today that it is acquiring a 51% controlling interest in Extreme Green Technologies, Inc. dba Extreme Biodiesel (EGT) from Green Protection Services, Inc. Further details of the share exchange for majority control are described in the company regulatory 8K filing.

Extreme Green Technologies, Inc. dba Extreme Biodiesel (EGT) was formed on October 19, 2007 as a Nevada corporation qualified to do business in California. EGT was formed to develop market and commercialize bulk bio-diesel fuel, personal biodiesel processors and related products.

EGT’s mission is to satisfy the biodiesel demand and eliminate U.S. reliance on foreign oil, reduce the environmental impact of fossil fuels, avoid petroleum price volatility, create “green” jobs, reduce transportation costs for goods, and help create a self-sustaining fuel system in the USA.

EGT currently has an existing fully licensed and permitted bio-diesel production facility in Corona, CA capable of producing up to 4,000 gallons per day of bio-diesel fuel from virgin and waste vegetable oil. The current plant is expandable to 20,000 gallons per day as demand dictates. It currently markets five different “Extreme Extractor” personal bio-diesel processors through its website (www.ExtremeBiodiesel.com), Diesel World Magazine, trade shows and periodic television shows (such “Extreme 4x4”). EGT is very active in research and development of alternative raw material supplies for creating EPA accepted alternative fuel for most all diesel engines.

Safe Harbor

Safe Harbor Statement: This release includes forward looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation reform Act of 1995. These forward looking statements generally can be identified by phrases such as BRKM or its management “believes”, “expects”, “anticipates”, “foresees”, “forecasts”, “estimates”, or other words or phrases of similar import. Similarly, statements herein that describe the Company business strategy, outlook, objectives, plans, intentions or goals also are forward looking statements. All such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward looking statements. These statements include statements regarding the intent, belief or current expectations of BookMerge Technologies, Inc., Extreme Green Technologies, Inc., and Extreme Biodiesel, with members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT:
BookMerge Technologies, Inc.
Wayne A Doss, 828-702-7687
or
EGT
Joe Spadafore, President, or Rick Carter, CFO/General Counsel, 951-734-5344
Fax: 951-734-5357
Joe@ExtremeBiodiesel.com
Rick@ExtremeBiodiesel.com
1560 N. Maple St., Corona, CA 92880